Exhibit 29

EXECUTION VERSION

THIS AGREEMENT is made on 25 January 2024

BETWEEN

(1)

OSPREY INTERNATIONAL LIMITED, registered in Cyprus with number HE385659, a company incorporated under the laws of Cyprus, with its registered address at 9E Foti Pitta Street, 1065, Nicosia, Cyprus (“Osprey” or the “Holder”);

(2)

OSPREY INVESTMENTS LIMITED, registered in Cyprus (registered number HE229246) whose registered office is at 9E, Foti Pitta, 1065, Nicosia, Cyprus (“OIL” and together with the Holder, the “Osprey Parties”); and

(3)

LAKETAMA LIMITED, registered in Cyprus with number HE450594, a company incorporated under the laws of Cyprus, with its registered address at strati Myrivili, 5, Strovolos, 2046, Nicosia, Cyprus (the “Purchaser”),

(each, a “Party” and together, the “Parties”).

WHEREAS

(A)

Reference is made to a certain agreement named “Side Letter (Future Funding)” entered on 31 July 2023 between OIL, Selina Management Company UK LTD (“Selina UK”), Selina Hospitality PLC (“Selina PLC”), Ludmilio Limited and Kibbutz Holding S.a.r.l (such agreement, the “Future Funding Letter”).

(B)

Pursuant to clause 2.1 of the Future Funding Letter, Selina PLC may (subject to satisfaction of certain conditions thereunder) require OIL to lend or invest (pursuant to “Tranche 1” as defined therein):

(i)	up to an aggregate amount of USD 20,000,000 (twenty million US Dollars) in Selina PLC, Selina UK or any of their respected subsidiaries, in the form(s) set out therein;

(ii)	at any time until the date falling 9 months after the date of the Future Funding Letter.

(C)	Pursuant to clause 2.1 of the Future Funding Letter, such required investment may be made (at the election of OIL) either:

(i)	in the form of lending to Selina PLC, Selina UK or their subsidiaries on the terms of the “Equivalent Convertible Note Documents” (as defined therein) (a “Loan Investment”);

(ii)

or in the form of an investment in equity securities of Selina PLC on the terms of the Equivalent PIPE Transaction Documents (as defined therein) (an “Equity Investment”) and together with the Loan Investment, the “Investments”).

(D)

Further reference is made to a certain loan agreement entered into between, among others, OIL as borrower and Pertnot Limited as lender by which Pertnot Limited agrees to provide OIL with a secured term loan facility of up to USD 20,000,000 (twenty million US Dollars) on the terms and conditions therein, if and to the extent Selina PLC requires the Borrower to make any Investment in accordance with the terms of clause 2.1 of the Future Funding Letter (the ”Loan Agreement”)

(E)

An aggregate amount of USD 4,000,000 from Tranche 1 has been lent by OIL to Selina Management Company UK Ltd under the terms of a convertible promissory note dated 31 July 2023 between Selina Hospitality Plc, Selina Management Company UK Ltd, OIL and Ludmilio Limited (the “Note”).

(F)

The Parties now wish for the Purchaser to grant an option to the Holder on the terms set out herein to put back to the Purchaser up to 50% of the Loan Investment and/or the Equity Investment and all rights and interests relating thereto.

(G) NOW THEREFORE, for and in consideration of EUR 1.00 received by the Purchaser from the Holder (receipt of which is hereby acknowledged) and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

1.	DEFINITIONS

The preamble to this Agreement and its Annex constitute an integral part thereof.

Terms used but not defined herein shall have the meaning given in the Future Funding Letter.

“Business Day” means any day, except Saturday and Sunday, on which banking institutions in the State of New York and Cyprus are open for business.

“Conversion Securities” means any security, share, obligation, promissory note, option, warrant or any other debt, equity or other instrument into which any Note, Transaction Document or any related Warrants, in each case, relating to the relevant Investment referred to in the relevant Exercise Notice, has been converted or exercised into, or which are provided to any Osprey Party under or in respect of any such Note, Transaction Documents or Warrants, in each case, on and from the Original Put Option Date until the settlement of the relevant exercise of the Option hereunder in respect of the Investment (including, without limitation, any Related Rights), including in each case any Option Interest.

“Equivalent Call Option” means any call option agreement entered into between the Parties on or about the date hereof in respect of the same Investment under which the Purchaser received a call option from Osprey on substantially the same terms as set out herein.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, escheat, encroachment, lien, charge of any kind, option, easement, purchase right, right of first refusal, right of pre-emption, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer) or any agreement to create any of the foregoing, other than restrictions under securities laws.

“Option Exercise Price” means in respect of each of the Equity Investment and/or the Loan Investment (as applicable) to which the relevant Exercise Notice relates:

(a)	an amount equal to the Put Exercise Percentage of the amount invested by Osprey as part of such Equity Investment or Loan Investment (as applicable); plus

(b)	interest at a rate of 1% per month, compounded on a monthly basis and calculated from the date on which the relevant Investment was made and accruing daily on the amount referred to in (a) above; plus

(c)	the Warrants Option Price.

“Original Put Option Date” means 26 June 2023.

“Put Exercise Percentage” means such percentage of the Option Interests (as defined below) (relating to the Investment to which the relevant Exercise Notice relates), in respect of which the Holder wishes to exercise the Option hereunder under the relevant Exercise Notice and thereby put back to the Purchaser, as set out in the relevant Exercise Notice hereunder.

“Put Exercise Percentage Cap” means, in respect of an Option Notice, fifty (50) per cent of the Option Interests, after taking into account the Put Exercise Percentage set out in that Exercise Notice, in aggregate with:

(a)	all Put Exercise Percentages of Option Interests in respect of which the Option has been exercised pursuant to any previous Exercise Notice submitted and consummated hereunder; and

(b)	any percentage of the Option Interests in respect of the Investment actually transferred to the Purchaser pursuant to any Equivalent Call Option.

“Related Rights” means in relation to any asset (including any Note, Warrant or Conversion Security), any rights or interests relating thereto including, without limitation, as applicable:

(a)	the proceeds of sale of any part of that asset;

(b)	all dividends, distributions, capital redemption, interest, coupons, fees, and any other payments or entitlements paid, or payable in connection such asset;

(c)

any voting or consent rights, rights to receive information or participate in meetings, rights of first refusal, pre-emption, participation and funding rights, drag-along, tag-along and transfer rights;

(d)	all rights and benefits under any licence, assignment, contract of insurance, agreement for sale or agreement for lease in respect of that asset;

(e)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset;

(f)	any monies and proceeds paid or payable in respect of that asset;

(g)	all fees, royalties and other rights of every kind relating to or derived from that asset; and

(h)

any right to sue for past, present and future infringement of its intellectual property and all rights corresponding to its intellectual property throughout the world and all re-issues, divisions continuations, amendments, renewals, extensions and continuations in-part thereof.

“Selina Insolvency Event” means the occurrence or the entry into any of the following in respect of Selina PLC:

(a)	winding up, bankruptcy, dissolution, liquidation, receivership, administration or similar proceedings; or

(b)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer.

“Transaction Document” means:

(a)

in respect of any Equity Investment, any and all Equivalent PIPE Transaction Documents (as defined in the Future Funding Letter) relating thereto and any “Finance Document or “Transaction Document” (or similar term) as defined therein; and

(b)

in respect of any Loan Investment, any Equivalent Convertible Note Documents (as defined in the Future Funding Letter) relating thereto and any “Finance Document or “Transaction Document” (or similar term) as defined therein.

“Warrants” means any warrants issued to the Osprey Parties in connection with the relevant Investment in respect of which the Option is being exercised.

“Warrants Option Price” means EUR 1.00 in aggregate in respect of all the Warrants.

2.	PUT OPTION

2.1	Put Option

(a)

Subject to Section 3.1 hereof, at any time on and from the earlier of (1) the date falling 10 months from the date hereof (or any later date as may be agreed in writing between the Parties from time to time, including by electronic mail in accordance with clause 5.4 below or otherwise) and (2) the occurrence of a Selina Insolvency Event, until the date falling 12 months from the date hereof (the “Option Period”), the Holder shall have the right (such right, the “Option”), but not the obligation, to exercise an option to sell to the Purchaser the Put Exercise Percentage (as set out in the relevant Exercise Notice) of all the rights and interests in respect of each Investment (which Option may be exercised any number of times, each time by an Exercise Notice referring to a separate Put Exercise Percentage in accordance herewith) which, in each case, shall include the relevant Put Exercise Percentage of each of the following:

(i)

ownership of all Note provided to the Osprey Parties in connection with the Investments and any rights, interests, benefits and entitlements relating thereto including any related subscription rights and, in each case, any Related Rights relating to them which have either been obtained, paid or accruing on and from the Original Put Option Date;

(ii)

ownership of all Warrants provided to the Osprey Parties in connection with the Investments and any rights, interests, benefits and entitlements relating thereto including any related subscription rights and, in each case, any Related Rights relating to them which have either been obtained, paid or accruing on and from the Original Put Option Date;

(iii)

any Conversion Securities (if any) and any rights and, interests, benefits and entitlements relating thereto (including any Related Rights in connection therewith obtained or accruing on and from the Original Put Option Date, and

(iv)	any other rights, interests, benefits or entitlements provided to any Osprey Parties under the Transaction Documents relating thereto,

in each case as adjusted to take into account any stock split, reverse stock split, stock dividend, reorganisation or similar event affecting the number of Note, Warrants, Conversion Securities or conversion rights, (the above, the “Option Interests” and the Put Exercise Percentage thereof being, the “Exercised Option Interests”), in each case, for the Option Exercise Price.

(b)	The Put Exercise Percentage set out in each Exercise Notice shall not exceed the Put Exercise Percentage Cap.

2.2	Put Option Exercise Notice

The Option in respect of each Investment may be exercised by the Holder at any time during the Option Period, on each occasion by sending a written exercise notice in the form set out in Annex 1 hereto to the Purchaser (the “Exercise Notice”) specifying:

(a)	that it wishes to exercise the Option hereunder;

(b)	whether it wishes to exercise the Option on that occasion in respect of the Equity Investment or in respect of the Loan Investment (or both);

(c)	the proposed settlement date (which shall be not less than 7 Business Days and not later than 14 Business Days from the date of delivery of the notice (such date, the “Settlement Date”);

(d)

the Put Exercise Percentage of the Option Interests relating to the relevant Investment in respect of which it wishes to exercise the Option under that Exercise Notice, and shall specify the aggregate Put Exercise Percentage exercised overall under this Agreement (taking into account the Put Exercise Percentage in such and any previous Exercise Notice) in respect of which it wishes to exercise the Option hereunder; and

(e)

the entity to which the Exercised Option Interests shall be delivered, assigned or transferred (whether the Purchaser itself or its designee), provided that unless the Purchaser provides written notice to the Holder within 3 Business Days of receipt of such Exercise Notice, specifying an alternate designee, the recipient shall be the Purchaser itself.

3.	COVENANTS AND AGREEMENTS

3.1	Settlement

On each Settlement Date:

(a)

all the Option Interests relating to the Investment set out in the relevant Exercise Notice shall be transferred and delivered and/or paid (as applicable) to the Purchaser or its designee free and clear of all Liens, together with such warrant certificates, stock powers, stock certificates or other instrument of transfer or evidence of transfer or ownership of the relevant Exercised Option Interests (including, without limitation, the Put Exercise Percentage of any Equivalent Convertible Note or the Note (as applicable), Warrants or other Conversion Securities, in each case, all the Related Rights paid or accrued in respect thereof on and from the Original Put Option Date) as required to effect or evidence the transfer of the same or as reasonably requested by the Purchaser; and

(b)

the Purchaser shall pay to the Holder, in exchange, the Option Exercise Price for such Investment by wire transfer of immediately available funds to the account or accounts designated by the Holder to the Purchaser at least two (2) Business Days prior to the Settlement Date.

3.2	Restrictions on Disposition

Until the exercise or expiry of Option rights hereunder, no Osprey Party may sell, assign, transfer, give, encumber, pledge or in any other way dispose of any of the Option Interests (including, without limitation, any Note, Warrants, Transaction Document or any Conversion Securities), without the prior written consent of the Purchaser.

3.3	Restrictions on Conversion or Exercise

No Osprey Party may, without the prior written consent of the Purchaser, elect to convert or exercise or permit conversion or exercise of any of the Option Interests (including, without limitation, any the Note, any Warrants, any Transaction Document and/or any Conversion Securities) which is subject to Option hereunder.

3.4	Option Valid Upon Bankruptcy or Involuntary Transfer

The Option hereunder shall remain valid and continue to apply to the Holder even if any Osprey Party: (a) voluntarily or involuntarily files for bankruptcy or similar proceedings in any court of competent jurisdiction or otherwise enters into any such proceeding, or (b) has the Option Interests transferred by operation of law or otherwise involuntarily.

3.5	Rights under the Future Funding Letter and the Transaction Documents

No Osprey Party shall take any decision (including as to the election of the form(s) of the Investments to be made as part of Tranche 1 under the Future Funding Letter, or the confirmation of satisfaction or waiver of any CPs relating thereto), other than with full coordination with and the mutual agreement of both the Purchaser and the Osprey Parties.

Both before and after the execution of the Option hereunder, the Osprey Parties shall exercise all rights and take all decisions and make all appointments under the Transaction Documents, in each case, only in coordination with, and with the mutual agreement of both, the Purchaser and the Holder.

4.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other parties hereto as follows:

(a)	it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)

the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and no other proceedings on the part of such Party are necessary therefore;

(c)

this Agreement has been duly and validly executed and delivered by it and is valid, binding, and enforceable in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); and

(d)

the execution, delivery and performance by such Party of this Agreement does not and will not violate the organisational documents of such Party or any applicable law or any other agreement to which it is bound.

5.	MISCELLANEOUS

5.1	Further Assurances

Each Party hereby agrees (a) to furnish upon request to the other Party such further information, (b) to execute and deliver such other instruments and documents, and (c) to make all such filings and instructions, provide all such notices and consents, pass all such resolutions and otherwise do all such other acts and things; in each case, as may be required or desirable (or otherwise as the other Party may reasonably request) for the purpose of effecting the transactions set out herein or otherwise carrying out the intent of this Agreement and the documents referred to in this Agreement.

5.2	Termination

This Agreement shall terminate upon the date on which the date falling 1 day after the date falling 12 months from the date hereof.

5.3	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party to be charged with such amendment or waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.4	Notices

All notices permitted or required to be given pursuant to this Agreement shall be given (and will be deemed to have been duly given, if given) by hand delivery, courier service, email, or mailed by registered or certified mail, postage prepaid, return receipt requested:

If to an Osprey Party:

Address: 9E Foti Pitta Street, 1065, Nicosia, Cyprus

Email: giorgos.georgiou@osprey-investments.com

In each case, marked to the attention of: Mr. Giorgos Georgiou

If to the Purchaser:

Address: strati Myrivili, 5, Strovolos, 2046, Nicosia, Cyprus

Email: samweinroth1@gmail.com

In each case, marked to the attention of: Mr. Samuel Weinroth

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if receipt is received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after if not received during the recipient’s normal business hours. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

5.5	Entire Agreement

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

This is a Finance Document for the Loan Agreement. For the avoidance of doubt, the Option hereunder may only be exercised if and to such extent the equivalent option under the call option agreement provided by the Holder to the Purchaser on or about the date hereof has not been exercised.

5.6	Assignments, Successors, and No Third-Party Rights

No Party may assign any of its rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

5.7	Specific Performance

The Parties recognise and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Agreement are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a Party to perform his, her or its obligations under this Agreement, each of the other Parties shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Agreement, in addition to any other remedy to which such Party may be entitled, at law or in equity.

5.8	Consent To Jurisdiction; Governing Law

This Agreement will be governed by and construed in accordance with the laws of Cyprus. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Cyprus courts for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The Parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

5.9	WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.10	Confidentiality

Each Party agrees to keep the content of this Agreement and any other information it obtains on the other Party and its affairs in connection herewith, strictly confidential and not disclose it to any person other than: (i) to the extent required by law, regulation, court order or rules of stock exchange; or (ii) to its affiliates and its and their respective officers, directors, employees, representatives, advisors, accountants and auditors, in each case, on a strictly” need to know” basis and provided such recipient is aware that the information is confidential and is subject to either contractual or professional confidentiality obligations in respect thereof.

5.11	Severability

Any term of this Agreement which would be invalid or unenforceable as written shall be deemed limited in scope and/or duration to the extent necessary to render it enforceable. The determination of any court that any provision is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction.

5.12	Delivery by PDF

This Agreement and any amendments hereto, to the extent signed and delivered by means of portable document format (“PDF”), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms thereof and deliver them to all other Parties.

5.13	Counterparts

This Agreement may be executed in any number of counterparts and by each Party on separate counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

[Remainder of page intentionally left blank]

For and on behalf of LAKETAMA LIMITED

By:	/s/ Sam Weinroth
Print name: Sam Weinroth
Position: Director

[Signature page to the Put Option- Tranche 1 - Jan 2024]

For and on behalf of OSPREY INTERNATIONAL LIMITED

By:	/s/ Giorgos Georgiou
Print name: Giorgos Georgiou
Position: Director

For and on behalf of OSPREY INVESTMENTS LIMITED

By:	/s/ Giorgos Georgiou
Print name: Giorgos Georgiou
Position: Director

[Signature page to the Put Option- Tranche 1 - Jan 2024]

Annex 1

Exercise Notice

NOTICE OF EXERCISE OF PUT OPTION

To: LAKETAMA LIMITED

Date: [•]

Dear Sirs,

Reference is made to the Option Agreement entered into on or about __ January 2024 between Laketama Limited and Osprey International Limited (the “Option Agreement”)

We refer to the Option Agreement. Terms used by not defined herein shall have the meaning given in the Option Agreement.

This is an Exercise Notice for the purposes of the Option Agreement.

The Holder hereby irrevocably gives notice to the Purchaser of its decision to exercise its Option to sell the Exercised Option Interests relating to [all the Investments]/[the Equity Investment][/[the Loan Investment], in accordance with Section [•] of the Option Agreement

The Put Exercise Percentage: [•]%

Our proposed Settlement Date is [•]

Designated transferee of [Exercised Option Interests]: [•]

——————————————

for and on behalf of

OSPREY INTERNATIONAL LIMITED

By:
Name:
Title: